Exhibit 10.7

May 14, 2007

Ken Bartizal

745 Milford-Mt. Pleasant Rd.

Milford, NJ 08848

Re:  Offer of Employment

Dear Ken:

Trius Therapeutics, Inc. (the “Company”) is pleased to extend to you an offer of employment with the Company, as follows:

1. Position. The Company will employ you in the position of Chief Development Officer, reporting to the Company’s CEO. In this position you will be an active member of the senior management team and will be responsible for strategic, managerial and scientific leadership of the Company’s drug development activities including, without limitation, PK, toxicology, non-clinical activities and translational research and development. Your employment will be on a full time basis at the Company’s office in San Diego and will commence on or about June 11, 2007.

2. Compensation. The Company will compensate you at the rate of $22,916.67 per month ($275,000 per annum). The Company will pay you your salary semi-monthly in arrears less customary payroll taxes and withholding taxes. Consideration for salary increases will be at each year’s end, with any increase to be at the sole discretion of the Company. In addition, for the 2007 fiscal year you will be eligible to receive a bonus of 20% of your base salary for advancing TR-701 to “first-in-man” by December 31, 2007.

3. Fringe Benefits. You will be entitled to the customary fringe benefits made available to other employees of the Company in similar positions. Said fringe benefits include a group health insurance program covering you (the Company pays 90% of your health insurance premium) and your dependents (the Company pays 50% of your premium), participation in the Company’s 401(k) plan, 7 paid Company holidays (in 2007) and a combined 20 days of paid time off and vacation, The Company’s fringe benefits are subject to adjustment from time to time in the sole discretion of the Company. However, you shall have the option to continue your current health insurance program and the Company will pay for its fractional costs, as described above, toward the $8,000 annual premium.

4. Stock Grant. You will be granted a stock option entitling you to purchase 735,000 shares of Common Stock of the Company (the “Common Stock”), representing approximately 1.5% of the Company’s total issued and outstanding shares as of the date of this letter. You will be granted an additional stock option to purchase 122,500 shares of Common Stock, representing approximately 0.25% of the Company’s total issued and outstanding shares as of the date of this letter, upon advancing the TR-701 program to IND clearance by December 31, 2007. These stock option grants are pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”) and are subject to the approval of the Company’s Board of Directors (the “Board”), The stock option exercise price shall be set at 100% of the fair market value of the Common Stock on the date of grant, which shall be determined by the Board in its sole discretion in accordance with the terms of the Plan. Your stock options shall vest during the course of your employment, with 25% of the shares subject to vesting upon the first anniversary of the date of the stock option award, and the remaining 75% of the shares subject to your stock option vesting in equal monthly installments (at the end of each month) thereafter for so long as you remain employed by the Company, such that each stock option shall be fully vested on the fourth anniversary of its award date.

5. Termination Provisions. Should you be terminated without cause, you will be entitled to receive a severance payment equivalent to 3 months of your annual salary. In the event that your termination without cause is in connection with a change of control of the Company (as defined in the Plan), you will be entitled to receive a severance payment equivalent to 9 months of your annual salary. For the purposes of this letter, “cause” shall mean any of the following: (i) your repeated failure to satisfactorily to perform your job duties as set forth by the Board, (ii) your commission of an act that materially injures the business of the Company, (iii) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company; or (iv) your violation of any provision of your Proprietary Information and Inventions Agreement with the Company.

6. Company Policies. You will be expected to comply with all of the Company’s policies and practices, particularly including:

a. You will sign and abide by the Company’s “Proprietary Information and Inventions Agreement,” pursuant to which you are obligated to, among other things, (i) assign to the Company inventions conceived or developed by you during the duration of your employment with the Company and (ii) maintain the confidentiality of all of the Company’s confidential information, and (iii) not use or disclose to any other person any of the Company’s confidential information at any time, before, during or after the term of your employment with the Company; and

b. You will not pursue any activities during the term of your employment with the Company which in any way interferes with the performance of your responsibilities to the Company, or which in any way are adverse to or competitive with the business of the Company. However, your ability to serve on external advisory boards shall not be unreasonably prohibited.

7. Employment Eligibility. This offer of employment is conditioned upon your providing evidence of your legal right to work in the U.S. by satisfactorily completing a Form 1-9 as required by law.

8. Relocation, The Company will pay the direct costs of, or reimburse you for, up to $75,000 of your relocation expenses, closing or commission costs on the sale of your home, short-term rental expense or any other costs related to your family’s move to San Diego from New Jersey. You acknowledge that some portion of these payments and reimbursements may be subject to applicable taxes for which you will be responsible.

9. Term. This employment relationship is an “at will” employment which will continue indefinitely unless and until terminated by either party. While it is anticipated that this employment relationship will be a long term and mutually rewarding employment relationship, each party nevertheless reserves the right to terminate the employment relationship at any time, without cause, upon fourteen (14) days’ prior written notice. Further, upon any breach of this letter by either party, the non-breaching party may terminate immediately.

* * * * *

I am excited to have you join the team and I look forward to a long term and mutually beneficial working relationship with you. This offer shall expire on May 25, 2007. To evidence your concurrence with the above-stated employment terms, please sign and return to me the enclosed copy of this letter.

Sincerely,

By:	/s/ Jeffrey Stein
Jeffrey Stein, CEO

ACCEPTED AND AGREED TO AS SET FORTH ABOVE:

Dated: May 15, 2007	/s/ Kenneth F. Bartizal, Jr.
Kenneth F. Bartizal, Jr.